                                                             FINANCIAL STATEMENT
                                                                         EXHIBIT

                              ARTHUR ANDERSEN LLP






                               CARMEUSE LIME INC.
                                      AND
                                  SUBSIDIARIES


                       CONSOLIDATED FINANCIAL STATEMENTS
                        as of December 31, 1997 and 1996
                         Together With Auditors' Report

                              ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Carfin, S.A.:

     We have audited the accompanying consolidated balance sheets of CARMEUSE LIME INC. AND SUBSIDIARIES (see Note 1) as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carmeuse Lime Inc. and Subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.

     As explained in Note 1 to the financial statements, effective January 1, 1997, the Company changed its method of depreciation and the estimated useful lives of certain property, plant and equipment.


ARTHUR ANDERSEN LLP
Chicago, Illinois
March 3, 1998

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                  1997        1996
                                                                --------    --------
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,996    $  2,806
  Marketable securities.....................................         133          98
  Accounts and other receivables, less allowance for
    doubtful accounts of $1,914 and $1,720 in 1997 and 1996,
    respectively............................................      21,485      22,301
  Inventories...............................................      20,060      16,173
  Prepaid expenses..........................................       1,354       1,531
  Income taxes receivable...................................         165       1,267
  Current deferred tax asset................................         152       1,615
                                                                --------    --------
    Total current assets....................................      46,345      45,791
                                                                --------    --------
PROPERTY, PLANT AND EQUIPMENT, at cost:
  Land and improvements and mineral reserves................       8,566       8,349
  Building and improvements.................................       4,383       4,333
  Machinery and equipment...................................      58,052      48,838
  Construction in progress..................................       2,463         349
                                                                --------    --------
                                                                  73,464      61,869
  Less- Accumulated depreciation, depletion and
    amortization............................................      (7,192)     (5,429)
                                                                --------    --------
  Property, plant and equipment, net........................      66,272      56,440
                                                                --------    --------
OTHER NONCURRENT ASSETS.....................................         138         816
                                                                --------    --------
                                                                $112,755    $103,047
                                                                ========    ========
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Current maturities of long-term debt......................    $  1,000    $    500
  Accounts payable..........................................      13,125      11,968
  Accrued expenses..........................................       5,418       6,420
  Property, state and franchise taxes.......................       1,354       2,080
  Accrued salaries, wages and payroll-related expenses......       2,946       2,333
                                                                --------    --------
    Total current liabilities...............................      23,843      23,301
POSTRETIREMENT BENEFIT OBLIGATION...........................         757         832
LONG-TERM DEBT, less current maturities.....................      70,000      64,500
DEFERRED INCOME TAXES.......................................       1,925       1,731
                                                                --------    --------
    Total liabilities.......................................      96,525      90,364
                                                                --------    --------
SHAREHOLDER'S EQUITY:
  Common stock, authorized 1,000 shares; no par value;
    issued and outstanding 1,000 shares.....................      12,000      12,000
  Additional paid-in capital................................       1,000       1,000
  Unrealized gain on marketable securities..................          96          60
  Retained earnings (deficit)...............................       3,134        (377)
                                                                --------    --------
    Total shareholder's equity..............................      16,230      12,683
                                                                --------    --------
                                                                $112,755    $103,047
                                                                ========    ========

      The accompanying notes are an integral part of these balance sheets.

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                  1997       1996
                                                                --------    -------
NET SALES...................................................    $124,550    $80,695
COST OF SALES...............................................     107,885     74,028
                                                                --------    -------
  Gross profit..............................................      16,665      6,667
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................       8,153      6,359
                                                                --------    -------
  Operating profit..........................................       8,512        308
                                                                --------    -------
OTHER INCOME (EXPENSE):
  Interest income...........................................         249        296
  Interest expense..........................................      (5,084)    (1,111)
  Other income (expense), net...............................         (10)       499
                                                                --------    -------
  Total other expense.......................................      (4,845)      (316)
                                                                --------    -------
  Profit (loss) before income taxes and cumulative effect...       3,667         (8)
INCOME TAX EXPENSE..........................................       1,966        122
                                                                --------    -------
  Net income (loss) before cumulative effect................       1,701       (130)
CUMULATIVE EFFECT
  of change in depreciation method (Note 1).................       1,810         --
                                                                --------    -------
     Net income (loss)......................................    $  3,511    $  (130)
                                                                ========    =======

        The accompanying notes are an integral part of these statements.

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                             UNREALIZED
                                                               ADDITIONAL     GAIN ON      RETAINED
                                                    COMMON      PAID-IN      MARKETABLE    EARNINGS
                                                     STOCK      CAPITAL      SECURITIES    (DEFICIT)
                                                    -------    ----------    ----------    ---------
BALANCE, December 31, 1995......................    $12,000      $1,000         $37         $ (247)
  Net loss......................................         --          --          --           (130)
  Unrealized gain on marketable securities......         --          --          23             --
                                                    -------      ------         ---         ------
BALANCE, December 31, 1996......................     12,000       1,000          60           (377)
                                                    -------      ------         ---         ------
  Net income....................................         --          --          --          3,511
  Unrealized gain on marketable securities......         --          --          36             --
                                                    -------      ------         ---         ------
BALANCE, December 31, 1997......................    $12,000      $1,000         $96         $3,134
                                                    =======      ======         ===         ======

        The accompanying notes are an integral part of these statements.

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

                                                                  1997        1996
                                                                --------    --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss).........................................    $  3,511    $   (130)
  Adjustments to reconcile net income (loss) to net cash
     provided by operating activities--
  Cumulative effect of change in accounting principle,
     net....................................................      (1,810)         --
  Deferred tax provision....................................       1,037         787
  Depreciation, depletion and amortization..................       4,496       2,036
  Gain on sale of property dispositions.....................          (2)         --
  Changes in assets and liabilities--
     Accounts and other receivables, net....................         816      (6,577)
     Inventories............................................      (3,887)     (2,044)
     Prepaid expenses.......................................         177          58
     Income tax receivable..................................       1,102        (594)
     Other long-term assets.................................         678          --
     Accounts payable.......................................       1,157       1,600
     Accrued expenses.......................................      (1,002)      3,045
     Property, state and franchisee taxes...................        (726)        (45)
     Accrued salaries, wages and payroll-related expenses...         613         127
     Post retirement benefit obligation.....................         (75)         --
                                                                --------    --------
       Net cash provided by (used in) operating
        activities..........................................       6,085      (1,737)
                                                                --------    --------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Payments for businesses acquired..........................          --        (736)
  Expenditures for property, plant and equipment............     (11,908)    (49,604)
  Proceeds on sale of property dispositions.................          13          22
                                                                --------    --------
     Net cash used in investing activities..................     (11,895)    (50,318)
                                                                --------    --------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Repayment of intercompany loan............................     (53,000)         --
  Proceeds from intercompany loan...........................      56,000      53,000
  Proceeds from issuance of debt............................       3,000          --
  Principal payment on long-term debt.......................          --        (500)
                                                                --------    --------
     Net cash provided by financing activities..............       6,000      52,500
                                                                --------    --------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................         190         445
CASH AND CASH EQUIVALENTS, beginning of year................       2,806       2,361
                                                                --------    --------
CASH AND CASH EQUIVALENTS, end of year......................    $  2,996    $  2,806
                                                                ========    ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................    $  2,996    $  1,043
  Cash paid for income taxes................................         193         508
                                                                ========    ========

        The accompanying notes are an integral part of these statements.

                      CARMEUSE LIME INC. AND SUBSIDIARIES


                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

PRINCIPLES OF CONSOLIDATION

     Carmeuse Lime Inc. (a U.S. corporation) is a wholly owned subsidiary of Carfin, S.A. (a Belgian corporation). The consolidated financial statements include the accounts of Carmeuse Lime Inc. (the "Company") and its wholly owned subsidiaries, Marblehead Lime Company Inc., Utah Marblehead Lime Company, Carmeuse Pennsylvania Inc. and Carmeuse Ohio, Inc. All significant intercompany transactions have been eliminated in consolidation.

     In December 1997, the Company purchased certain assets of a company in Ohio for $5,500. The acquisition has been accounted for using the purchase method of accounting. The acquired fixed assets have been classified as machinery and equipment in the accompanying consolidated balance sheets, and will be allocated to the appropriate fixed asset accounts upon completion of an independent valuation during fiscal year 1998.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less from the time of purchase to be cash equivalents.

INVENTORIES

     In 1997, the Company accounted for inventories using the lower of weighted average cost or market value. Previously, certain inventories were valued using the first-in, first-out ("FIFO) cost method, and other inventories were valued using the last-in, first-out ("LIFO") cost method. The new method of accounting for inventories was adopted to better recognize the effect of commingled inventories on cost of sales. The 1996 financial statements have been restated to apply the new method retroactively. The effect of the accounting change on net income is to decrease net income by approximately $28 in 1997 and to decrease the net loss by approximately $396 in 1996.

     The company has not adjusted the 1996 beginning retained earnings for the cumulative effect of the accounting change because of the immaterial affect on the consolidated financial statements.

FAIR VALUE OF FINANCIAL INSTRUMENTS

     Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments," (SFAS No. 107), requires that certain companies disclose the estimated fair values for certain of its financial instruments. Financial instruments include cash, accounts receivable, accounts payable, and long term debt. The carrying amounts reported in the accompanying consolidated balance sheets for these financial instruments approximate their fair values.

PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment are carried at cost. Depreciation is provided over the estimated useful lives of the assets. The estimated useful lives are as follows:

     Buildings and land improvements.............................        33 years
     Plant and Equipment.........................................   3 to 17 years

     Effective January 1, 1997, depreciation of all buildings and plant and equipment has been computed using the straight-line method. In prior years, depreciation of principally all assets was computed using accelerated methods. In conjunction with the change in depreciation method, the estimated useful lives were extended. The change in method of depreciation and the extension of the lives were done to conform with actual experience of the depreciation of long-lived assets. The effect of the change in 1997 was to decrease net income by approximately $212. The cumulative affect of retroactively applying the new method and new lives was an increase to income of $1,810 (after the reduction for income taxes of $620).

     Depletion of capitalized quarry acquisition costs is provided using the units-of-production method based on proven quarry reserves. Costs incurred to develop new mineable stone reserves are capitalized and charged to income using the units-of-production method.

     Upon sale or retirement, the cost and related accumulated depreciation is eliminated from the respective accounts, and the resulting gain or loss is included in income.

     Repairs and maintenance are charged to operations as incurred.

INCOME TAXES

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As of December 31, 1997 and 1996, the Company has recorded long-term deferred tax liabilities of $1,925 and $1,731, respectively, and current deferred tax assets of $352 and $1,815, respectively. A valuation allowance of $200 established upon the acquisition of Marblehead Lime Co. was recorded against the current deferred tax assets as of December 31, 1997 and 1996. The deferred tax liabilities and assets consist mainly of temporary differences caused by depreciation of fixed assets and provisions for estimated expenses.

     The income tax expense in the accompanying statements of operations is composed of the following:

                                                                 1997     1996
                                                                ------    -----
Current provision (benefit).................................    $  929    $(668)
Deferred provision..........................................     1,037      790
                                                                ------    -----
                                                                $1,966    $ 122
                                                                ======    =====

     Differences between the Company's effective tax rate and the federal statutory tax rate reflect permanent differences attributable primarily to additional state income taxes.

RECLASSIFICATIONS

     Certain 1996 financial statement captions have been reclassified to reflect the allocation of the purchase price of certain assets of Tarmac America, which occurred on December 30, 1996.

2. INVENTORIES

     Inventories, stated at lower of weighted average cost or market, consisted of the following at December 31, 1997 and 1996:

                                                                 1997       1996
                                                                -------    -------
Raw materials...............................................    $11,816    $ 9,415
Parts and supplies..........................................      3,440      3,899
Finished goods..............................................      4,804      2,859
                                                                -------    -------
                                                                $20,060    $16,173
                                                                =======    =======

3. MARKETABLE SECURITIES

     The Company follows the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company holds equity securities that are classified as available-for-sale securities.

     At December 31, 1997, these securities were carried at their fair market value of $133 with a gross unrealized holding gain of $96 reported as part of shareholder's equity.

4. DEBT

     Debt consisted of the following at December 31, 1997 and 1996:

                                                                 1997       1996
                                                                -------    -------
Credit Agreement with Bank Brussels Lambert (BBL), New York
  Branch, interest rate adjusted quarterly to the
  three-month LIBOR.........................................    $12,000    $12,000
Intercompany loan from Carmeuse S.A., interest rate of LIBOR
  plus 2%...................................................         --     53,000
Note payable to sellers of certain assets in Ohio bearing
  interest at the corporate base rate as published by Bank
  Brussels Lambert, New York Branch on the last day of each
  month; principal and interest are due annually on December
  30........................................................      3,000         --
Intercompany loan from Carfin, S.A. bearing interest at the
  one month LIBOR plus 1%; principal due February, 1998;
  interest payable monthly..................................     56,000         --
                                                                -------    -------
Total debt..................................................     71,000     65,000
Less: current maturities....................................     (1,000)      (500)
                                                                -------    -------
Long-term debt..............................................    $70,000    $64,500
                                                                =======    =======

     On February 6, 1998, the Company, along with three of its sister corporations, signed a new credit facility in the amount of $95,000. The Company has been allocated $73,000 of the facility with the remainder being allocated to its sister corporations. The facility, which contains a term loan of $51,000, and a revolving credit facility of $22,000, will be used to repay certain of the debt outstanding as of December 31, 1997.

     In accordance with generally accepted accounting principles, the debt existing at December 31, 1997 has been classified according to the repayment terms of the new credit facility.

     The new credit facility contains certain restrictive covenants, which among other things, restrict dividend payments, require performance to meet certain levels of working capital, tangible net worth, interest and debt coverage, debt to equity, and funded debt. There are also restrictions on capital expenditures and dispositions of various assets.

     Maturities of the debt, as classified under the new credit facility, are as follows:

DECEMBER 31                                                     AMOUNT
-----------                                                     -------
1998........................................................    $ 1,000
1999........................................................      3,550
2000........................................................      6,829
2001........................................................      7,286
2002........................................................     25,743
Thereafter..................................................     26,592
                                                                -------
                                                                $71,000
                                                                =======

5. LETTERS OF CREDIT

     The Company has an agreement with Bank Brussels Lambert, New York Branch until February, 1998 to provide for working capital and letter of credit requirements of up to $2,000. As of December 31, 1997, the Company had outstanding letters of credit of approximately $889, representing conditional commitments whereby the Company guarantees performance to a third party. In addition, the Company has also issued another letter of credit of $1,000 representing conditional commitments whereby the company guarantees performance to a third party.

6. EMPLOYEE BENEFIT PLANS

     The Company has a defined benefit retirement plan that covers any employee on a salaried basis, except those covered under a collective bargaining agreement, and certain hourly paid employees. Retirement benefits for this plan are based on years of service and compensation levels during the latter years of employment.

     All other hourly employees are covered by union-administered plans. Retirement benefits for these plans are based on years of service. Under the union plans, the Company is charged for pension costs by the unions based on a weekly rate per employee.

     It is the Company's policy to fund retirement plans to the maximum extent deductible under existing federal income tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     The Company also maintains a qualified savings and thrift plan under
Section 401(k) of the Internal Revenue Code. Company contributions to the Plan, which cover substantially all eligible salaried and certain non-union hourly employees, are based on a fifty percent matching contribution made by the participants up to a specified limit.

     Net periodic pension costs for the defined benefit plan for 1997 and 1996 includes the following components:

                                                              1997    1996
                                                              -----   -----
Service cost................................................  $ 442   $ 377
Interest cost on projected benefit obligation...............    640     614
Expected return on assets...................................   (995)   (886)
                                                              -----   -----
Net periodic pension cost...................................  $  87   $ 105
                                                              =====   =====

     The following table sets forth the plan's funded status at December 31, 1997 and 1996:

                                                                 1997       1996
                                                                -------    -------
Actuarial present value of benefit obligations--
  Vested benefits...........................................    $ 8,502    $ 6,708
  Nonvested benefits........................................        538        824
                                                                -------    -------
     Accumulated benefit obligations........................      9,040      7,532
Effect of projected future salary increases.................      1,012      1,538
                                                                -------    -------
Projected benefit obligations...............................     10,052      9,070
Plan assets, at fair value..................................     13,541     11,654
                                                                -------    -------
     Plan assets in excess of projected benefit
      obligation............................................      3,489      2,584
Unrecognized net gain.......................................     (2,257)    (1,265)
                                                                -------    -------
Prepaid pension cost, included in prepaid expenses in the
  accompanying consolidated balance sheets..................    $ 1,232    $ 1,319
                                                                =======    =======

     The unrecognized prior service cost is being amortized over the expected future service of plan participants. Assumptions used in the above computations as of the measurement date were as follows:

                                                                1997    1996
                                                                ----    ----
Weighted average discount...................................    7.0%    7.5%
Weighted average salary scale...............................    4.5     4.5
Expected long-term rates of return on assets................    8.5     8.5
                                                                ===     ===

     The Company provides life insurance benefits to certain employees after retirement who were age 50 or older and whose age plus service exceeded 70 on July 1, 1993. The Company follows Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," which requires the recognition of postretirement benefits over the period in which active employees become eligible for such benefits. The Company recognized its accrued postretirement benefit obligation at the time of Marblehead Lime Company's purchase as part of the purchase price allocation.

     The net periodic postretirement benefit expense for 1997 and 1996 includes the following components:

                                                                1997    1996
                                                                ----    ----
Service cost for benefits earned during year................    $--     $12
Interest cost on accumulated benefit obligation.............     45      63
                                                                ---     ---
     Total expense..........................................    $45     $75
                                                                ===     ===

     A summary of the actuarial and recorded liabilities for postretirement benefits is as follows:

                                                                1997    1996
                                                                ----    ----
Actives not fully eligible..................................    $ --    $269
Actives fully eligible......................................      94     325
Retirees....................................................     516     257
Unrecognized net gain (loss)................................     147     (19)
                                                                ----    ----
  Total accrued accumulated benefit obligation..............    $757    $832
                                                                ====    ====

     An 8.0% annual rate increase in the per capita costs of covered health care benefits was assumed for 1997 and 1996. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the actuarial present value of benefit obligations as of December 31, 1997 and 1996, by $34 and $48,
respectively, and increase the service and interest cost components of net periodic postretirement benefit cost by $3 and $5 for 1997 and 1996, respectively. A discount rate of 7.5% was used to determine the APBO.

7. RENTAL EXPENSE AND LEASE COMMITMENTS

     The Company leases certain plant and equipment under operating leases expiring in various years through 2005. Minimum rental payments under noncancelable operating leases for the next five years are as follows:

     DECEMBER 31                                                     AMOUNT
     -----------                                                     ------
     1998........................................................     $855
     1999........................................................      855
     2000........................................................      855
     2001........................................................      493
     2002........................................................      493
                                                                      ====

     Lease expense relating to cancelable and noncancelable operating leases charged to income for the years ended December 31, 1997 and 1996, totaled approximately $1,154 and $254, respectively.

8. TRANSACTIONS WITH AFFILIATED COMPANIES

     During 1997 and 1996, the Company purchased lime from Beachvilime, Northern Lime and Guelph Dolime, subsidiaries of the Company's Parent. Purchases amounted to $1,922 and $2,196 in 1997 and 1996, respectively, with $78 and $209 due these subsidiaries at December 31, 1997 and 1996, respectively. The Company also sold $102 and $200 of lime to these subsidiaries with $20 and $35 owed to the Company at December 31, 1997 and 1996, respectively. At December 31, 1997 and 1996, the Company had a loan receivable from Beachvilime of $2,000 and $1,000 respectively, which is included in accounts and other receivables.

     The Company performs management services on behalf of the Company's parent and its subsidiaries. For the years ended December 31, 1997 and 1996, the Company billed $248 and $266 respectively. These amounts are included in other income in the accompanying consolidated statements of income. Included in accounts and other receivables are $248 and $266 at December 31, 1997 and 1996, respectively, due the Company for these services.

     The Company also incurs management fees from Carmeuse S.A. and Beachvilime Limited. These fees amounted to $1,123 and $1,410 for the years ended December 31, 1997 and 1996, respectively and are included in selling, general and administrative expenses. The Company owes $975 and $1,410 at December 31, 1997 and 1996, respectively for these services and are included in accounts payable in the accompanying consolidated balance sheets.

     During 1996, the Company incurred $1,102 in expenses for company expansion which was reimbursed by Carmeuse S.A. This amount was included in accounts and other receivables at December 31, 1996.

                              ARTHUR ANDERSEN LLP





                               CARMEUSE LIME INC.
                                      AND
                                  SUBSIDIARIES


                       CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1996 AND 1995
                         TOGETHER WITH AUDITORS' REPORT

                              ARTHUR ANDERSEN LLP


                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Carfin, S.A.:

     We have audited the accompanying consolidated balance sheets of CARMEUSE LIME INC. AND SUBSIDIARIES (see Note 1) as of December 31, 1996 and 1995, and the related consolidated statements of income, shareholder's equity and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Carmeuse Lime Inc. and Subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for the years then ended, in conformity with generally accepted accounting principles.


ARTHUR ANDERSEN LLP
Chicago, Illinois
February 21, 1997

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                        AS OF DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                  1996       1995
                                                                --------    -------
                                      ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  2,806    $ 2,361
                                                                --------    -------
  Marketable securities.....................................          98         76
                                                                --------    -------
  Accounts and other receivables, less allowance for
     doubtful accounts of $1,720 and $1,000 in 1996 and
     1995, respectively.....................................      22,357     15,724
                                                                --------    -------
  Inventories--
     Finished goods.........................................         218        383
     Raw materials..........................................      11,663     11,512
     Parts and supplies.....................................       3,803      2,234
                                                                --------    -------
       Total inventories....................................      15,684     14,129
                                                                --------    -------
  PREPAID EXPENSES..........................................       1,531      1,588
                                                                --------    -------
  INCOME TAXES RECEIVABLE...................................       1,267        673
                                                                --------    -------
  CURRENT DEFERRED TAX ASSET................................       1,819      1,376
                                                                --------    -------
       Total current assets.................................      45,562     35,927
                                                                --------    -------
PROPERTY, PLANT AND EQUIPMENT, AT COST:
  Land and improvements.....................................       3,323      3,012
  Building and improvements.................................       2,057      1,640
  Machinery and equipment...................................      56,140      7,834
  Construction in progress..................................         349        130
                                                                --------    -------
                                                                  61,869     12,616
  Less--Accumulated depreciation, depletion and
     amortization...........................................      (5,429)    (3,741)
                                                                --------    -------
     Property, plant and equipment, net.....................      56,440      8,875
                                                                --------    -------
OTHER NONCURRENT ASSETS.....................................         816        100
                                                                --------    -------
                                                                $102,818    $44,902
                                                                ========    =======
                       LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................    $ 11,932    $10,368
  Accrued expenses..........................................       6,420      3,365
  Property, state and franchise taxes.......................       2,080      2,125
  Accrued salaries, wages and payroll-related expenses......       2,536      2,206
  Current portion, long-term debt...........................         500        500
  Deferred income taxes.....................................          --        705
                                                                --------    -------
     Total current liabilities..............................      23,468     19,269

                                                                  1996       1995
                                                                --------    -------
POSTRETIREMENT BENEFIT OBLIGATION...........................         832        843
LONG-TERM DEBT..............................................      64,500     12,000
DEFERRED INCOME TAXES.......................................       1,731         --
                                                                --------    -------
     Total liabilities......................................      90,531     32,112
                                                                --------    -------
SHAREHOLDER'S EQUITY:
  Common stock..............................................      12,000     12,000
  Additional paid-in capital................................       1,000      1,000
                                                                --------    -------
                                                                  13,000     13,000
                                                                --------    -------
  Unrealized gain on marketable securities..................          60         37
                                                                --------    -------
  Retained earnings--
     Beginning of year......................................        (247)     1,573
     Net loss for the year..................................        (526)    (1,820)
                                                                --------    -------
     End of year............................................        (773)      (247)
                                                                --------    -------
       Total shareholder's equity...........................      12,287     12,790
                                                                --------    -------
                                                                $102,818    $44,902
                                                                ========    =======

      The accompanying notes are an integral part of these balance sheets.

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                              STATEMENTS OF INCOME
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                 1996       1995
                                                                -------    -------
NET SALES...................................................    $80,695    $91,727
COST OF SALES...............................................     74,628     85,745
                                                                -------    -------
     Gross profit...........................................      6,067      5,982
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES................      6,359      8,109
                                                                -------    -------
     Operating loss.........................................       (292)    (2,127)
                                                                -------    -------
OTHER (INCOME) EXPENSE:
  Interest income...........................................       (296)      (265)
  Interest expense..........................................      1,111      1,097
  Other income..............................................       (499)         9
                                                                -------    -------
     Total other expense....................................        316        841
                                                                -------    -------
     Loss before benefit for income taxes...................       (608)    (2,968)
BENEFIT FOR INCOME TAXES....................................        (82)    (1,148)
                                                                -------    -------
     Net loss...............................................    $  (526)   $(1,820)
                                                                =======    =======

        The accompanying notes are an integral part of these statements.

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                       STATEMENTS OF SHAREHOLDER'S EQUITY
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                             UNREALIZED
                                                               ADDITIONAL     GAIN ON      RETAINED
                                                    COMMON      PAID-IN      MARKETABLE    EARNINGS
                                                     STOCK      CAPITAL      SECURITIES    (DEFICIT)
                                                    -------    ----------    ----------    ---------
BALANCE, December 31, 1994......................    $12,000      $1,000         $--         $ 1,573
  Net loss......................................         --          --          --          (1,820)
  Unrealized gain on marketable securities......         --          --          37              --
                                                    -------      ------         ---         -------
BALANCE, December 31, 1995......................     12,000       1,000          37            (247)
  Net loss......................................         --          --          --            (526)
  Unrealized gain on marketable securities......         --          --          23              --
                                                    -------      ------         ---         -------
BALANCE, December 31, 1996......................    $12,000      $1,000         $60         $  (773)
                                                    =======      ======         ===         =======

        The accompanying notes are an integral part of these statements.

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                            STATEMENTS OF CASH FLOWS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

                                                                 1996       1995
                                                                -------    -------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $  (526)   $(1,820)
  Adjustments to reconcile net loss to net cash provided by
     operating activities--
     Depreciation, depletion and amortization...............      2,016      2,303
     Changes in assets and liabilities--
       Accounts and other receivables, net..................     (6,633)    (1,736)
       Inventories..........................................     (1,555)     3,468
       Prepaid expenses.....................................         58        170
       Income tax receivable................................       (594)      (674)
       Deferred tax asset...................................       (443)      (994)
       Accounts payable.....................................      1,564      3,354
       Accrued expenses.....................................      3,045        641
       Property, state and franchisee taxes.................        (45)      (171)
       Accrued salaries, wages and payroll-related
        expenses............................................        330        180
       Deferred income taxes................................      1,026        380
     Loss (gain) on sale of property dispositions...........         --         (7)
                                                                -------    -------
       Net cash provided by operating activities............     (1,757)     5,094
                                                                -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Sale of marketable securities.............................         --        445
  Payments for businesses acquired..........................       (736)        --
  Expenditures for property, plant and equipment............    (49,604)    (3,081)
  Proceeds on sale of property dispositions.................         22         22
                                                                -------    -------
     Net cash used in investing activities..................    (50,318)    (2,614)
                                                                -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Loan fee amortization.....................................         20         20
  Proceeds from intercompany loan...........................     53,000         --
  Principal payment on long-term debt.......................       (500)      (500)
                                                                -------    -------
     Net cash used in financing activities..................     52,520       (480)
                                                                -------    -------
NET INCREASE IN CASH AND CASH EQUIVALENTS...................        445      2,000
CASH AND CASH EQUIVALENTS, beginning of year................      2,361        361
                                                                -------    -------
CASH AND CASH EQUIVALENTS, end of year......................    $ 2,806    $ 2,361
                                                                =======    =======
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest....................................    $ 1,043    $ 1,073
  Cash paid for income taxes................................        508        785
                                                                =======    =======

        The accompanying notes are an integral part of these statements.

                      CARMEUSE LIME INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1996 AND 1995
                                 (IN THOUSANDS)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

Principles of Consolidation

     Carmeuse Lime Inc. (a U.S. corporation) is a wholly owned subsidiary of Carfin, S.A. (a Belgian Corporation). The consolidated financial statements include the accounts of Carmeuse Lime Inc. (the "Company") and its wholly owned subsidiaries, Marblehead Lime Company, Utah Marblehead Lime Company and Carmeuse Pennsylvania. All significant intercompany transactions have been eliminated in consolidation.

     On December 30, 1996, the Company purchased certain assets and liabilities of Tarmac America for approximately $51,000. The final purchase price is subject to an audit of the working capital accounts which will be completed during fiscal year 1997.

     The acquisition has been accounted for using the purchase method of accounting. The purchase price has been allocated to the assets purchased and the liabilities assumed based upon preliminary estimates made by the management of fair value at the date of acquisition. All fixed assets from the acquisition have been classified as machinery and equipment in the balance sheet and will be allocated to the appropriate fixed asset accounts upon completion of independent valuation during fiscal year 1997.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less from the time of purchase to be cash equivalents.

Inventories

     Of the Company's inventories, $8,702 and $11,737 at December 31, 1996 and 1995, respectively, were valued using the last-in, first-out ("LIFO") cost method of inventory pricing, which is not in excess of market. If these same inventories were valued using the first-in, first-out ("FIFO") method, they would have been valued $508 and $331 higher, respectively. All other inventories are stated at the lower of FIFO cost or market.

Fair Market Value of Financial Instruments

     During 1995, the Company adopted Statement of Financial Accounting Standards No. 107, "Disclosure About Fair Value of Financial Instruments," which requires the disclosure of the fair market value of financial instruments. The Company believes that the carrying amounts of all financial instruments approximate fair market value.

Property, Plant and Equipment

     The Company uses the straight-line method for financial reporting purposes and accelerated methods for income tax purposes in determination of depreciation for certain equipment and in the kilns at the Buffington plant; the remainder is depreciated under accelerated methods for both financial and income tax purposes.

Income Taxes

     The Company follows Statement of Financial Accounting Standards ("SFAS") No. 109, "Accounting for Income Taxes." As of December 31, 1996 and 1995, the Company has recorded current deferred tax liabilities of $0 and $705, respectively, current deferred tax assets of $2,019 and $1,576, respectively, and a valuation allowance of $200. The valuation allowance was established upon the acquisition of Marblehead Lime Co. The deferred tax liabilities and assets consist mainly of temporary differences caused by depreciation of fixed assets and provisions for estimated expenses.

     Income tax benefits consist of a current benefit of $668 in 1996 and $482 in 1995 and a deferred provision of $586 in 1996 versus a deferred benefit of $666 in 1995. Differences between the Company's effective tax rate and the federal statutory tax rate reflect permanent differences attributable primarily to additional state income taxes.

Employee Benefit Plans

     The Company has a retirement plan that covers substantially all employees. Retirement benefits for this plan are based on years of service and compensation levels during the latter years of employment.

     All other hourly employees are covered by either the Company or union-administered plans. Retirement benefits for these plans are based on years of service. Under the union plans, the Company is charged for pension costs by the unions based on a weekly rate per employee.

     It is the Company's policy to fund retirement plans to the maximum extent deductible under existing federal income tax regulations. Such contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future.

     Net periodic pension costs for 1996 and 1995 included the following components:

                                                                1996     1995
                                                                -----    -----
Service cost................................................    $ 377    $ 323
Interest cost on projected benefit obligation...............      614      586
Expected return on assets...................................     (886)    (704)
                                                                -----    -----
                                                                $ 105    $ 205
                                                                =====    =====

     The following table sets forth the plan's funded status at December 31, 1996 and 1995:

                                                                 1996      1995
                                                                ------    ------
Actuarial present value of benefit obligations--
  Vested benefits...........................................    $6,708    $7,049
  Nonvested benefits........................................       824       107
                                                                ------    ------
Accumulated benefit obligations.............................     7,532     7,156
Effect of projected future salary increases.................     1,538     2,251
                                                                ------    ------
Projected benefit obligations...............................     9,070     9,407
Plan assets, at fair value..................................    11,654    10,615
                                                                ------    ------
Plan assets in excess of projected benefit obligation.......     2,584     1,208
Unrecognized net (gain) or loss.............................    (1,265)      308
                                                                ------    ------
Prepaid pension cost........................................    $1,319    $1,516
                                                                ======    ======

     The unrecognized prior service cost is being amortized over the expected future service of plan participants. Assumptions used in the above computations as of the measurement date were as follows:

                                                                1996    1995
                                                                ----    ----
Weighted average discount...................................    7.5%    7.0%
Weighted average salary scale...............................    4.5     4.5
Expected long-term rates of return on assets................    8.5     8.5
                                                                ===     ===

     The Company follows the Statement of Financial Accounting Standards No. 106, "Employers Accounting for Postretirement Benefits Other Than Pensions," which requires the recognition of postretirement benefits over the period in which active employees become eligible for such benefits. The Company recognized its accrued postretirement benefit obligation at the time of Marblehead Lime Company's purchase as part of the purchase price allocation.

     The periodic expense for postretirement benefits was $75 for both December 31, 1996 and 1995, and included the following components:

                                                                1996    1995
                                                                ----    ----
Service cost for benefits earned during year................    $12     $10
Interest cost on accumulated benefit obligation.............     63      65
                                                                ---     ---
  Total expense.............................................    $75     $75
                                                                ===     ===

     A summary of the actuarial and recorded liabilities for postretirement benefits is as follows:

                                                                1996    1995
                                                                ----    ----
Actives not fully eligible..................................    $269    $281
Actives fully eligible......................................     325     340
Retirees....................................................     257     268
Unrecognized loss...........................................     (19)    (46)
                                                                ----    ----
  Total accrued accumulated benefit obligation..............    $832    $843
                                                                ====    ====

     An 8.0% annual rate increase in the per capita costs of covered health care benefits was assumed for 1996 and 1995. Increasing the assumed health care cost trend rates by one percentage point in each year would increase the actuarial present value of benefit obligations as of December 31, 1996 and 1995, by $48 and $50,
respectively, and increase the service and interest cost components of net periodic postretirement benefit cost for 1996 and 1995 by $5. A discount rate of 7.5% was used to determine the APBO.

2. TRANSACTIONS WITH AFFILIATED COMPANIES:

     During 1996 and 1995, the Company purchased lime from Beachvilime, Northern Lime and Guelph Dolime, subsidiaries of the Company's Parent. Purchases amounted to $2,196 and $3,244 with $209 and $1,257 due these subsidiaries at December 31, 1996 and 1995, respectively. The Company also sold $200 and $35 of lime to these subsidiaries with $35 and $101 owed to the Company at December 31, 1996 and 1995, respectively. At December 31, 1996, the Company had a loan receivable from Beachvilime of $1,000, which is included in accounts and other receivables.

     The Company performs management services on behalf of the Company's Parent and its subsidiaries. These services resulted in an intercompany receivable of $266 and $147 due to the Company at December 31, 1996 and 1995, respectively. The Company also incurred management fees from Carmeuse S.A. and Beachvilime resulting in an intercompany payable of $1,410 and $529 at December 31, 1996 and 1995, respectively.

     During 1996 and 1995, the Company incurred $1,102 and $208 in expenses for company expansion which will be reimbursed by Carmeuse S.A. This amount is included in accounts and other receivables. During 1995, the Company's Parent incurred legal fees of $255 on the Company's behalf. This amount is included in accounts payable at December 31, 1995.

3. RENTAL EXPENSES AND LEASE COMMITMENTS:

     Minimum rental commitments under existing noncancelable operating leases at December 31, 1996, are as follows:

     YEAR                                                            AMOUNT
     ----                                                            ------
     1997........................................................     $25
     1998........................................................      25
     1999........................................................      25
     2000........................................................      25
     2001........................................................      25
                                                                      ===

     Minimum rental commitments under existing noncancelable operating leases after 2001 are $25 a year through the year 2005.

4. LONG-TERM DEBT:

     Long-term debt at December 31, 1996 and 1995, is as follows:

                                                                 1996       1995
                                                                -------    -------
Credit Agreement with Bank Brussels Lambert (BBL), New York
  Branch, interest rate adjusted quarterly to the
  three-month LIBOR.........................................    $12,000    $12,500
Intercompany loan from Carmeuse S.A., interest rate of LIBOR
  plus 2%...................................................     53,000         --
Less- Current portion.......................................       (500)      (500)
                                                                -------    -------
                                                                $64,500    $12,000
                                                                =======    =======

     The agreement contains restrictive covenants which, among other things, restrict dividend payments, require performance to maintain certain levels for working capital, current ratio, interest rate coverage and debt to equity. There are also restrictions on capital expenditures and dispositions of various assets. At December 31, 1996, the Company was not in compliance with certain of these covenants.

     The Company is currently in the process of negotiating a new credit facility with BBL to replace the existing credit agreement. Management expects the new credit facility to cover all of the North American operations of Carfin, S.A. and will be finalized during 1997.

     On December 27, 1996, Carmeuse, S.A. financed the purchase of certain assets of Tarmac America through an intercompany loan of $53,000. The intercompany loan is expected to be repaid from the proceeds of the refinancing discussed above.

5. LETTERS OF CREDIT:

     The Company has an agreement with Bank Brussels Lambert, New York Branch until May 30, 1997, to provide for working capital and letter of credit requirements of up to $2,000. As of December 31, 1996, the Company had outstanding letters of credit of approximately $483, representing conditional commitments whereby the Company guarantees performance to a third party.

     The Company has an interest rate swap agreement with Banque Indosuez Belgique, S.A. The Company has entered into this interest rate swap in order to hedge the interest expense on the credit agreement with Bank Brussels Lambert, New York Branch. The notional amount of the interest rate swap agreement is $12,000. The term of the interest rate swap agreement coincides with the term of the credit agreement that the Company has with Bank Brussels Lambert, New York Branch. The loan is to be repaid in full by June, 2001. The swap agreement is predicated on a fixed interest rate of 6.85% which is compared on a quarterly basis to the three-month LIBOR rate (relevant rate). If the relevant rate is less than the fixed rate, interest is paid by the Company whereas if the relevant rate exceeds the fixed rate, interest is received by the Company. At December 31, 1996 and 1995, the Company owed $14 and $10, respectively, to Banque Indosuez Belgique, S.A. as a result of this interest rate swap.

6. MARKETABLE SECURITIES:

     Effective January 1, 1995, the Company adopted the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Company holds equity securities that are classified as available-for-sale securities.

     At December 31. 1996, these securities were carried at their fair market value of $98 with a gross unrealized holding gain of $60 reported as part of shareholder's equity.

7. SIGNIFICANT TRANSACTIONS:

     During fiscal year 1995, the Company provided approximately $1,900 primarily for the shutdown of its Thornton and Brennan facilities. The special charge includes projected costs related to severance, the write-down to net realizable value of fixed assets at the facilities and other related costs. The remaining reserve is classified as a current liability in the balance sheet and the charge was recorded as a selling, general and administrative expense in the statement of income.